Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:
Investors Relations
Tel: 410-772-5160
Toll-free: 866-438-1088
Investors@FieldstoneInvestment.com

Fieldstone Investment Corporation
Announces
Stock Repurchase Program

Columbia, MD Nov. 28 /PRNewswire-FirstCall/ — Fieldstone Investment Corporation (NASDAQ: FICC)  today announced that its Board of Directors has authorized the repurchase of up to a total of $40 million market value of shares of its outstanding common stock.  Subject to applicable securities laws, purchase decisions will be taken based upon market conditions and other factors, and purchases will be made from time to time through December 31, 2006 in the open market at prevailing market prices or through negotiated private transactions, at management’s discretion.  The stock repurchase program will be funded by the Company’s currently available working capital.

Michael J. Sonnenfeld, Fieldstone’s President and Chief Executive Officer, stated: “Fieldstone has a strong capital base and an effective business model.  Because of market pricing pressures, however, we have built our investment portfolio more slowly than we had planned, and we have not yet reached our targeted leverage.  The market generally for mortgage REIT shares has been under pressure, and we feel currently that a limited share repurchase program represents a prudent use of capital in this market.  At the same time, we will continue to build our investment portfolio of mortgage loans we have originated and we will continue to expand our origination franchise.”

About Fieldstone

Fieldstone Investment Corporation, a real estate investment trust for federal income tax purposes, owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company.  Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through over 4,700 independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country.  Fieldstone is headquartered in Columbia, Maryland.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws and, if so, are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes and current levels of origination costs; (iv) continued availability of credit facilities for the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2005, and other filings with the SEC. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.